Exhibit 10.2

Amendment to Gigafactory Contract Documents

Tesla Motors, Inc. (“Tesla”) and the Panasonic corporations identified below (collectively, “Panasonic”) hereby agree as of the date last entered below to amend the Gigafactory-related contract documents by and between them as set forth in this Amendment to Gigafactory Contract Documents (“Amendment”), in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged.

1.

Tesla, on the one hand, and Panasonic Corporation and Panasonic Energy Corporation of North America (“PENA”), on the other hand, are parties to the General Terms and Conditions dated October 1, 2014 (as amended, the “General Terms”), the Production Pricing Agreement dated September 30, 2014 (as amended, the “Pricing Agreement”), the Investment Letter Agreement dated October 1, 2014 (the “First Investment Letter”), and the Amended and Restated Non-Disclosure Agreement dated October 23, 2013 (as amended, the “NDA”).  Tesla and PENA are parties to the Factory Lease dated December 1, 2015 (“Lease”).  The General Terms, Pricing Agreement, First Investment Letter, NDA, and Lease are, collectively, the “Gigafactory Contract Documents.”

2.

PENA is an Affiliate of Panasonic Corporation of North America (“PNA”).  PNA intends to merge with and acquire PENA in its entirety, with PNA as the surviving legal entity.  Tesla hereby approves such acquisition and merger, which PNA shall complete no later than April 30, 2016.  As of the date that such acquisition and merger is complete, PNA shall assume all of PENA’s rights and obligations under the Gigafactory Contract Documents and PNA shall replace PENA as a party to each of the Gigafactory Contract Documents.  In the event that PENA is not acquired and merged in its entirety by PNA by midnight on March 31, 2016, PENA hereby assigns to PNA all of PENA’s responsibilities and commitments under the Gigafactory Contract Documents on April 1, 2016, with the result that Panasonic Corporation and PNA are the sole surviving Panasonic entities which are party to Gigafactory Contract Documents.

3.

This Amendment, together with the Gigafactory Contract Documents, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect thereto.  This Agreement may be executed in counterparts, each of which when so executed and delivered will be deemed an original, and all of which taken together will constitute one and the same instrument.

Intending to be legally bound, each of the undersigned parties has caused its duly authorized representative to execute this Amendment as of the date last entered below.

Tesla Motors, Inc.		Panasonic Corporation
By:	/s/ Kurt Kelty	By:	/s/ Yoshio Ito
Printed:	Kurt Kelty	Printed:	Yoshio Ito
Title:	Director, Battery Technology	Title:	Senior Managing Director
Date:	April 5, 2016	Date:	March 28, 2016

Panasonic Corporation		Panasonic Energy Corporation
of North America (PNA)		of North America (PENA)
By:	/s/ Joseph Taylor	By:	/s/ Masayuki Kitabayashi
Printed:	Joseph Taylor	Printed:	Masayuki Kitabayashi
Title:	President	Title:	President
Date:	February 19, 2016	Date:	March 2, 2016

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